Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Media Inquiries:
July 27, 2006		Dorothy Brown Smith
Vice President
Corporate Communication
(717) 396-5696

Investor Inquiries:
Beth Riley
Director
Investor Relations
(717) 396-6354

Armstrong World Industries

Armstrong Reports Second Quarter Results

LANCASTER, Pa., July 27, 2006 /PRNewswire-FirstCall/ — Armstrong Holdings, Inc. (OTC Bulletin Board: ACKHQ) today reported second quarter 2006 net sales of $945.5 million that were 3% higher than second quarter net sales of $919.0 million in 2005, including a $4.1 million negative impact from foreign exchange rates. Second quarter 2006 operating income improved to $72.5 million from $36.6 million in the second quarter of 2005, primarily on the growth in sales. Increased manufacturing productivity offset inflationary cost increases. Net gains from sales of buildings were largely offset by non-cash charges related to an employee benefit plan and to accrual adjustments.

Segment Highlights

Resilient Flooring net sales were $305.3 million in the second quarter of 2006 and $317.6 million in the same period of 2005. Excluding the unfavorable impact of foreign exchange rates, net sales decreased 4%. The decline was primarily due to decreased residential vinyl volume and lower selling prices for laminate in the Americas, and to lower volumes in Europe. Operating income of $17.6 million in the quarter compared to a loss in the second quarter of 2005 of $3.9 million. The improvement is primarily attributable to $17 million in net gains from the sale of buildings. In addition, benefits from previously implemented cost reductions were partially offset by sales declines and by inflation in raw materials and freight.

Wood Flooring net sales of $222.6 million in the current quarter grew 4% from $214.6 million in the prior year due to the benefit from previously announced acquisitions and to volume growth in both engineered and solid wood floors. These benefits were partially offset by price declines. Operating income of $18.2 million in the quarter compared to $19.9 million in the second quarter of 2005. The decline includes approximately $4 million in non-cash charges related to an adjustment to accruals and to fixed asset impairment. Improved operating income from increased sales volume and production efficiencies largely offset both the charges and the price declines.

Textiles and Sports Flooring net sales in the second quarter of 2006 increased to $71.5 million from $68.8 million. Excluding the effects of unfavorable foreign exchange rates of $1.8 million, sales grew 7% on improved price and product mix, which offset volume declines in broadloom carpet. An operating loss of $9.6 million in 2006 compares to an operating loss in 2005 of $0.5 million. The increased operating loss was primarily driven by an $8.5 million non-cash charge related to the transfer of a defined benefit pension plan to a multiemployer industry plan.

Building Products net sales of $287.4 million in the current quarter increased from $262.7 million in the prior year. Excluding the effects of unfavorable foreign exchange rates of $1.6 million, sales increased by 10%, primarily due to price increases made to offset inflationary pressures, and to increased volume in the strong U.S. Commercial markets. Operating income increased to $53.2 million from operating income of $37.6 million in the second quarter of 2005. The growth was driven by improved price realization, better product mix and increased equity earnings in WAVE, which were only partially offset by inflation in raw materials, energy and freight.

Cabinets net sales in the second quarter of 2006 of $58.7 million increased from $55.3 million in 2005 on higher selling prices and improved product mix, which more than offset lower volume. Operating income for the second quarter of $2.1 million improved from the prior year’s $3.3 million operating loss, primarily driven by the sales growth. In addition, the 2005 operating loss included higher SG&A expense and costs related to the shutdown of the Morristown, Tennessee manufacturing plant which were not repeated in 2006.

Year-to-Date Results

For the six-month period ending June 30, 2006, net sales were $1,822.1 million compared to $1,759.7 million reported for the first six months of 2005. Excluding the $23.8 million impact from unfavorable foreign exchange rates, net sales increased by 5%. Increases were reported in all segments except Resilient Flooring.

Operating income in the first half of 2006 was $120.7 million. This compares to operating income of $44.3 million for the first six months of 2005. The improvement in operating income was primarily due to higher sales, improved manufacturing productivity, and reduced SG&A expenses. In addition, a higher pension credit, gains from real estate sales, and a favorable settlement of a patent infringement case contributed to the year-over-year improvement. Inflationary cost increases partially offset these benefits.

More details on the Company’s performance can be found in its Form 10-Q, filed with the SEC today. References to performance excluding the effects of foreign exchange are non-GAAP measures. Management believes that this information improves the comparability of business performance by excluding the impacts of changes in foreign exchange rates when translating comparable foreign currency amounts.

Armstrong Holdings, Inc. is the parent company of Armstrong World Industries, Inc., a global leader in the design and manufacture of floors, ceilings and cabinets. In 2005, Armstrong’s net sales totaled nearly $4 billion. Based in Lancaster, PA, Armstrong operates 43 plants in 12 countries and has approximately 14,800 employees worldwide. More information about Armstrong is available on the Internet at www.armstrong.com.

These materials may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Such statements provide expectations or forecasts of future events. Our results could differ materially due to known and unknown risks and uncertainties, including: Armstrong World Industries, Inc.’s (“AWI”) Chapter 11 case and the magnitude of its asbestos liabilities; claims and legal proceedings, lower construction activity reducing our market opportunities, unavailability and/or increased costs for raw materials and energy; success in introducing new products, achieving manufacturing efficiencies and implementing price increases to offset increased costs; risks related to our international trade and business; labor relations issues; price competition stemming from factors such as worldwide excess industry capacity; business combinations among competitors, suppliers and customers; the loss of business with key customers; and other factors disclosed in our recent reports on Forms 10-K, 10-Q and 8-K filed with the SEC. We undertake no obligation to update any forward-looking statement.

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FINANCIAL HIGHLIGHTS

Armstrong Holdings, Inc. and Subsidiaries

(amounts in millions, except for per-share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Net sales	$945.5	$919.0	$1,822.1	$1,759.7
Cost of goods sold	729.2	718.2	1,422.0	1,380.7
Selling, general and administrative expenses	151.3	167.0	296.2	337.4
Restructuring charges, net	7.8	7.4	10.5	15.6
Equity (earnings) from joint ventures	(15.3)	(10.2)	(27.3)	(18.3)

Operating income	72.5	36.6	120.7	44.3

Interest expense (unrecorded contractual interest of $19.2, $21.6, $38.3, $43.1)	1.9	2.1	3.8	4.3
Other non-operating expense	0.5	0.3	0.6	0.3
Other non-operating (income)	(3.0)	(2.2)	(4.2)	(4.4)
Chapter 11 reorganization costs, net	6.0	1.0	6.5	3.0

Earnings before income taxes	67.1	35.4	114.0	41.1

Income tax expense	26.9	17.7	45.8	26.4

Net earnings	$40.2	$17.7	$68.2	$14.7

Net earnings per share of common stock:
Basic	$0.99	$0.44	$1.68	$0.36
Diluted	$0.99	$0.43	$1.68	$0.36

Average number of common shares outstanding:
Basic	40.6	40.5	40.6	40.5
Diluted	40.7	40.7	40.7	40.7

SEGMENT RESULTS

Armstrong Holdings, Inc. and Subsidiaries

(amounts in millions) (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Net sales:
Resilient Flooring	$305.3	$317.6	$589.1	$602.5
Wood Flooring	222.6	214.6	427.8	404.7
Textiles and Sports Flooring	71.5	68.8	136.3	131.7
Building Products	287.4	262.7	555.3	516.3
Cabinets	58.7	55.3	113.6	104.5

Total net sales	$945.5	$919.0	$1,822.1	$1,759.7

Operating income (loss):
Resilient Flooring	$17.6	$(3.9)	$14.2	$(13.5)
Wood Flooring	18.2	19.9	29.7	28.7
Textiles and Sports Flooring	(9.6)	(0.5)	(9.1)	(6.4)
Building Products	53.2	37.6	93.2	72.9
Cabinets	2.1	(3.3)	2.3	(9.2)
Unallocated Corporate (expense)	(9.0)	(13.2)	(9.6)	(28.2)

Total operating income	$72.5	$36.6	$120.7	$44.3

Selected Balance Sheet Information

(amounts in millions)

	Unaudited June 30, 2006	December 31, 2005
Assets:
Current assets	$1,591.2	$1,561.3
Property, plant and equipment, net	1,146.0	1,145.3
Other noncurrent assets	1,951.8	1,899.4

Total assets	$4,689.0	$4,606.0

Liabilities and shareholders’ equity:
Current liabilities	$442.2	$423.4
Liabilities subject to compromise	4,863.5	4,864.7
Other noncurrent liabilities	616.2	623.2
Shareholders’ deficit	(1,232.9)	(1,305.3)

Total liabilities and shareholders’ equity	$4,689.0	$4,606.0

Selected Cash Flow Information

(amounts in millions) (unaudited)

	Six Months Ended June 30,
	2006	2005
Net earnings	$68.2	$14.7
Other adjustments to reconcile net earnings to net cash (used for)/provided by operating activities	36.3	45.1
Changes in operating assets and liabilities, net	(103.5)	(89.4)

Net cash (used for)/provided by operating activities	1.0	(29.6)
Net cash (used for) investing activities	(65.8)	(38.8)
Net cash (used for) provided by financing activities	(6.7)	18.9
Effect of exchange rate changes on cash and cash equivalents	4.3	(6.3)

Net decrease in cash and cash equivalents	(67.2)	(55.8)
Cash and cash equivalents, beginning of year	602.2	515.9

Cash and cash equivalents, end of period	$535.0	$460.1